EXHIBIT 10.1
2024 PERFORMANCE CASH AWARD AGREEMENT

This Performance Cash Award Agreement (this “Agreement”) is made and entered into as of the Date of Grant set forth on the Grant Detail Page by and between Diebold Nixdorf, Incorporated, a Delaware corporation (the “Company”) and the Participant. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the 2023 Equity and Performance Incentive Plan, as amended (the “Plan”); provided, however, that the Award is not subject to, or granted pursuant to the terms of, the Plan.

1.Grant of Award. The Company hereby grants to the Participant an opportunity to earn performance-based cash incentive compensation (the “Award”) set forth on the Grant Detail Page (the “Target Award”). The amount, if any, that the Participant actually earns for the Performance Period (up to the maximum cash amount set forth on Exhibit I) will be determined by the level of achievement of the Management Goal(s) in accordance with Exhibit I attached hereto.

2.Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on and ending on the dates set forth on the Grant Detail Page and Exhibit I.

3.Management Goal(s).

3.1    Earned Amount. The cash amount, if any, earned by the Participant for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Management Goal(s) in accordance with Exhibit I. All determinations of whether Management Goal(s) have been achieved, the cash amount earned by the Participant, and all other matters related to this Section 3 shall be made by the Committee in its sole discretion. No additional cash amount shall be earned for results in excess of the maximum level of results for the Management Goal(s). If results for a Management Goal(s) are attained at interim levels of performance, a proportionate amount of compensation shall be earned, as determined by mathematical interpolation set forth on Exhibit I.

3.2    Certification. Promptly following completion of the Performance Period, the Committee will review and certify in writing (a) whether, and to what extent, the Management Goal(s) for the Performance Period have been achieved, and (b) the cash amount that the Participant shall earn, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

4. Vesting of Award. The Award is subject to forfeiture until it vests. Except as otherwise provided in this Agreement, the amount of the Award will vest and become nonforfeitable as soon as practical following the certification of the achievement of the Management Goal(s) in accordance with Section 3.2, by the Committee, but in no event more than two and a half months following the conclusion of the Performance Period, subject to (a) the achievement of any minimum threshold Management Goal(s) for payout set forth in Exhibit I attached hereto, and (b) the Participant’s continuous service with the

Company or a Subsidiary from the Date of Grant through the last day of the Performance Period. The amount that vests and becomes payable under this Agreement shall be determined by the Committee based on the level of achievement of the Management Goal(s) set forth in Exhibit I.

5. Payment.

5.1    Form of Payment. Payment of a vested Award shall be made in a cash lump sum, less applicable taxes, as soon as practicable after the Committee’s receipt of the Company’s audited financial statements relating to the last fiscal year of the Performance Period covered by this Agreement and the determination by the Committee of the level of attainment of each Management Goal (but in all events by the last day of the fiscal year following the last fiscal year of the Performance Period).

5.2    Obligation. Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of an earned Award to the Participant.

6. Termination of Continuous Service.

6.1    Termination for Reasons Other Than for Death or Disability; Engaging in Detrimental Activity. If the Participant’s continuous service with the Company or a Subsidiary is terminated for any reason other than as set forth in Section 6.2, or if the Participant shall engage in any Detrimental Activity, the Participant shall forfeit this Award; provided, however, that the Board, upon recommendation of the Committee, may, in its discretion, order that any part or all of the Award shall vest and be paid in accordance with Section 5.1.

6.2    Termination due to Death or Disability. If the Participant’s continuous service with the Company or a Subsidiary terminates prior to the end of the Performance Period as a result of the Participant’s death or Disability, the extent to which the Award granted hereby shall be deemed to have been earned shall be determined as if the Participant’s continuous service had not terminated and the result shall be multiplied by a fraction, the numerator of which is the number of full months the Participant was employed during the Performance Period and the denominator of which is the total number of months in the Performance Period; provided, however, the Board, upon the recommendation of the Committee, may, in its discretion, increase payments made under the foregoing circumstances up to the full amount payable for service throughout the Performance Period.

7. Detrimental Activity.

7.1    Engaging in Detrimental Activity. If the Participant, either during employment by the Company or a Subsidiary or within one (1) year after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, and the Participant shall not have ceased all Detrimental Activity within thirty (30) days after notice of such finding given within one (1) year after commencement of such Detrimental Activity, the Participant shall pay to the Company the cash amount of the Award received by the Participant within a period of the one (1) year prior to the commencement of such
Performance Cash Award Agreement

Detrimental Activity. To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

7.2    Definition of “Cause.” For the purposes of Section 7 of this Agreement, “Cause” shall mean a termination due to the Participant’s:

(a)    Willful failure to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s Disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, and the Participant has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;

(b)    Willful gross negligence in the performance of the Participant’s duties;

(c)    Conviction of, or plea of guilty or nolo contendere, to any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company;

(d)    Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(e)    Willful violation of any provision of the Company’s code of conduct;

(f)    Willful violation of any of the covenants contained in Article 4 of the Senior Leadership Severance Plan, if applicable to the Participant;

(g)    Act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company;

(h)    Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company; or

(i)    Engaging in any act that justifies termination of employment with immediate effect under the local laws applicable to the Participant’s employment relationship.

For purposes of this definition, no act or omission by the Participant shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interests of the Company.

Performance Cash Award Agreement

For purposes of this Award, there shall be no termination for Cause pursuant to subsections (a) through (h) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Participant stating the basis for the termination. Upon receipt of such notice, the Participant shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim.

8. Change in Control.

8.1    Acceleration of Vesting. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs after the Date of Award and before the end of the Performance Period and the Recipient’s continuous service with the Company or a Subsidiary is terminated by the Company other than for Cause (as defined in Section 8.3) (except for death or Disability) or by the Recipient for Good Reason (as defined in Section 8.4), in either case, prior to the end of the Performance Period, then the Award evidenced hereby shall immediately vest at target upon such termination.

8.2    Business Combination. Notwithstanding anything in this Section 8 to the contrary, in connection with a Business Combination (as defined in the Plan) the result of which is that the Company’s Common Shares and voting stock exchanged for or becomes exchangeable for securities of another entity, cash or a combination thereof, if the entity resulting from such Business Combination does not expressly assume the Company’s obligations hereunder, then the Award evidenced hereby shall immediately vest at target upon such termination.

8.3    Definition of “Cause.” For purposes of Section 8.1 of this Agreement, “Cause” means that the Recipient has committed:

(a)    an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;

(b)    intentional wrongful damage to property of the Company or any Subsidiary;

(c)    intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(d)    intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”); and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. No act, or failure to act, on the part of the Recipient shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Recipient not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.

Performance Cash Award Agreement

8.4    Definition of “Good Reason.” For purposes of Section 8.1 of this Agreement, “Good Reason” means:

(a)    failure to elect, reelect or otherwise maintain the Recipient in the offices or positions in the Company or any Subsidiary which the Recipient held immediately prior to a Change in Control, or the removal of the Recipient as a director of the Company (or any successor thereto) if the Recipient shall have been a director of the Company immediately prior to the Change in Control;

(b)    a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Recipient held immediately prior to the Change in Control, a material reduction in the aggregate of the Recipient’s base pay and incentive pay opportunity received from the Company, or the termination of the Recipient’s rights to any material employee benefits to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Recipient;

(c)    the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement; or

(d)    the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Recipient to have his or her principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Change in Control or the Company or any Subsidiary shall require the Recipient to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Recipient’s prior written consent.

The Recipient is not entitled to assert that his or her termination is for Good Reason unless the Recipient gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

9. Rights as Shareholder. The Participant shall not have any rights of a shareholder with respect to this Award.

10. Withholding. The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Award, the amount of any required withholding taxes in respect of the Award and to take all
Performance Cash Award Agreement

such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes.

11. Transferability. Neither the Award granted hereby nor any interest therein shall be transferable prior to payment other than by the laws of descent and distribution.

12. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, or with an exception thereto, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. Solely to the extent the Company determines it necessary to comply with the provisions of Section 409A of the Code, relating to payment of the Award upon the Participant’s “separation from service” (determined in accordance with Section 409A of the Code), if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the Participant’s date of payment of the Award shall be the date that is six (6) months after the date of the Participant’s “separation from service” with the Company and its Subsidiaries, or, if earlier, the Participant’s death.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Award may be transferred by will or the laws of descent or distribution.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

15. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

16. Continuous Service. For purposes of this Agreement, the continuous service of the Participant with the Company or a Subsidiary shall not be deemed interrupted, and the Participant shall not be deemed to have ceased to be an associate of the Company or any Subsidiary, by reason of the transfer of his or her employment among the Company and its Subsidiaries. For the purposes of this Agreement, leaves of absence approved by the Chief Executive Officer of the Company for illness, military or governmental service, or other cause, shall be considered as employment.

17. Participant’s Acknowledgment. In accepting the grant, the Participant (you) acknowledges that: (a) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants; (b) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (c) your participation in the Award is voluntary; the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation,
Performance Cash Award Agreement

termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the Award is an extraordinary item which is outside the scope of your employment contract, if any; in the event that you are an employee of a Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Subsidiary that is your employer; (f) the amount, if any, of the Award until determined by the Committee is unknown and cannot be predicted; (g) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Award and you irrevocably release the Company, its affiliates and its Subsidiaries from any such claim that may arise; and (h) in the event of involuntary termination of your employment, your right to receive the Award, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the Award after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

18. Data Privacy. The Participant (you) hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of the Award or any other entitlement to cash awarded, for the purpose of implementing, administering and managing the Award (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Award, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Award. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Award. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Award. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
Performance Cash Award Agreement

Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

20. Acceptance. The Participant hereby acknowledges receipt of a copy of this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting of the Award and that the Participant has been advised to consult a tax advisor prior to such vesting.

21. Governing Law. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of Ohio, USA without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio, USA.

The parties have executed this Agreement on the terms and conditions set forth herein as of the Date of Grant.

Participant Signature

Participant Name

DIEBOLD NIXDORF, INCORPORATED

By:

Title:

Performance Cash Award Agreement

EXHIBIT I TO
PERFORMANCE CASH AWARD AGREEMENT

Performance Cash Award Agreement